EXHIBIT 23(a)









             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
             -------------------------------------------------------


We consent to the incorporation by reference in the Registration Statement of Direct Insite Corp. on Form SB-2 (File No. 333-128039) and Form S-8 (File No. 333-144015) of our report dated March 26, 2009, with respect to our audits of the consolidated financial statements of Direct Insite Corp. and Subsidiaries as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which report is included in this Annual Report on Form 10-K of Direct Insite Corp. for the year ended December 31, 2008.

Our report on the consolidated financial statements refers to a change in the method of accounting for common stock warrants in accordance with FASB Staff Position (FSP) EITF 00-19-2, "Accounting for Registration Payments" effective January 1, 2007.


/s/ Marcum & Kliegman LLP


Marcum & Kliegman LLP
Melville, New York
March 26, 2009